Exhibit 10 (M)
Amendments to Saga Communications, Inc. 1997 Non-Employee Director Stock Option Plan
     (as adopted by the Board of Directors of Saga Communications, Inc. effective as of December 19, 2005.)
     1. New Sections 3.2 and 3.3 are inserted to read as follows, and the remaining subsections of Section 3 are renumbered accordingly:
3.2	“’Change in Effective Control of the Company’ has the meaning as provided in Prop. Treas. Reg. § 1.409A-3(g)(5)(vi) or applicable final regulation promulgated under § 409A of the Internal Revenue Code of 1986.”

3.3	“’Change in a Substantial Portion of the Assets of the Company’ has the meaning as provided in Prop. Treas. Reg. § 1.409A-3(g)(5)(vii) or applicable final regulation promulgated under § 409A of the Internal Revenue Code of 1986.”
     2. Section 5.3 of the Plan is amended to read in it entirety as follows:
     “Vesting. An Option shall vest immediately upon its grant; provided, however, that any Option granted prior to the date of shareholder approval of this Plan as referred to in Section 2.2 hereof shall not vest and become exercisable until the date of such shareholder approval.
     3. A new Section 5.4 is inserted to read as follows and the remaining subsections of Section 5 are renumbered accordingly:
     “Exercise. An Option shall become exercisable at the election of a Director according to Election I, Election II or Election III as provided in this Section 5.4. Such elections shall be in writing and delivered to the Board no later than December 31 of the year before the year in which the Director earns a retainer to which such Option is related, and such election shall become irrevocable on such December 31. Directors may elect that an Option shall become exercisable: Election I, upon the date it is granted, Election II, upon the first to occur of the following events, (a) the date upon which the Director resigns or is no longer a member of the Board, (b) the date of a Change in Effective Control of the Company or the date of a Change in a Substantial Portion of the Assets of the Company, (c) the death of the Director, (d) the expiration of a number of years, specified by the Director in his or her written election, after the date an Option is granted, or (e) the date twelve months before the Option would otherwise expire under Section 5.5(1), or Election III, upon the first to occur of the following events, (a) the date upon which the Director resigns or is no longer a member of the Board, (b) the date of a Change in Effective Control of the Company or the date of a Change in a Substantial Portion of the Assets of the Company, (c) the death of the Director, or (d) the date twelve months before the Option would otherwise expire under Section 5.5(1). If a Director makes no election, he or she shall be deemed to have opted for Election III.
     4. Section 5.5 of the Plan is amended to read in it entirety as follows:
     “Expiration. Each Option shall expire and no longer be exercisable upon the first to occur of, (1) the date which is ten years from the date upon which the Option is granted, or (2) the March 16th following the calendar year in which the Option first becomes exercisable as provided in Section 5.4 hereof.”

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